FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this "First Amendment") is made and entered into by and between **KOLL BREN FUND V, L.P.**, a Delaware limited partnership ("Landlord"), and **ENGLOBAL CORPORATE SERVICES, INC.**, a Texas corporation (the "Tenant"), effective on and as of the date on which Landlord executes this First Amendment as set forth on the signature page hereto (the "Effective Date").

WITNESSETH

WHEREAS, Landlord and Tenant previously entered into that certain Office Lease dated March 4, 2005 (the "Lease"), pursuant to which Landlord leases to Tenant certain premises containing approximately 33,759 square feet of Rentable Area known as Suite 400 in the building commonly known as Bridgewood I (the "Building"), located at 654 North Sam Houston Parkway East, Houston, Texas 77060 (the "Existing Premises"), as shown on Exhibit A attached hereto and made a part hereof for all purposes; and

WHEREAS, Landlord and Tenant desire to expand the Premises, revise the Basic Annual Rent, and amend certain other terms of the Lease, all as more particularly provided hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1. Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this First Amendment.

2. Expansion Space. Effective on and as of the earliest to occur of (i) the date that the Expansion Tenant Improvements are Substantially Completed, or (ii) the date the Expansion Tenant Improvements would have been Substantially Completed except for Tenant Delays, or (iii) the date that Tenant, or any person occupying any of the Expansion Space (as defined below) with Tenant's permission, commences business operations from the Expansion Space, or (iv) January 1, 2006 (the "Expansion Commencement Date") and continuing through July 31, 2011 (the "Expansion Termination Date"), the Premises shall be expanded to include, in addition to the Existing Premises, that certain space containing approximately 15,220 square feet of Rentable Area, located in Suite 225 on the second (2nd) floor of the Building (the "Expansion Space"), and more particularly identified on Exhibit B attached hereto and made a part hereof for all purposes. Tenant and Landlord hereby acknowledge and agree that, from and after the Expansion Commencement Date, the Premises (inclusive of the Existing Premises and the Expansion Space) shall be deemed to consist of approximately 48,979 square feet of Rentable Area, as more particularly described on Exhibit C attached hereto and made a part hereof for all purposes. Promptly following the Expansion Commencement Date, Landlord and Tenant agree to execute a declaration specifying the actual date corresponding to the Expansion Commencement Date.

3. Basic Annual Rent. Commencing on and as of the Expansion Commencement Date, Landlord and Tenant acknowledge and agree that Basic Annual Rent for the Premises

(being the Existing Premises and the Expansion Space combined) shall be amended and shall be as follows:

(a) For the period from the Expansion Commencement Date through July 31, 2006, the Basic Annual Rent for the entire Premises (being the Existing Premises and the Expansion Space combined) shall be $0.00 per month (Basic Annual Rent shall be abated)*;

(b) For the period from August 1, 2006 through July 31, 2008, the Basic Annual Rent for the entire Premises (being the Existing Premises and the Expansion Space combined) shall be $53,060.58 per month (equal to $13.00 per square foot of Rentable Area per annum for 48,979 square feet); and

(c) For the period from August 1, 2008 through July 31, 2011, the Basic Annual Rent for the entire Premises (being the Existing Premises and the Expansion Space combined) shall be $57,142.17 per month (equal to $14.00 per square foot of Rentable Area per annum for 48,979 square feet).

*Notwithstanding anything contained in the Lease or in this First Amendment to the contrary or the actual date on which the Expansion Commencement Date occurs, Landlord and Tenant stipulate and agree that in no event shall Basic Annual Rent for the Premises (being the Existing Premises and/or the Expansion Space combined) be abated beyond July 31, 2006, and consequently, the Basic Annual Rent payments stipulated in Paragraph 3(b) shall commence on August 1, 2006, regardless of the actual Expansion Commencement Date.

4. <u>Tenant's Proportionate Share/Additional Rent</u>. Tenant shall pay Additional Rent (pursuant to <u>Paragraph 3</u> of the Lease) relative to increases in Operating Costs in excess of the Base Operating Costs in accordance with the existing terms of the Lease applicable to the calculation thereof; however, as a result of the expansion of the Premises to include the Expansion Space, effective on and as of the Expansion Commencement Date, Tenant's Proportionate Share of Operating Costs for the Premises shall be amended and stipulated to be 36.4761% (48,979 rsf/134,277 rsf).

5. <u>Condition of Premises</u>.

(a) Landlord's sole construction obligations under this First Amendment is to provide Tenant with an improvement allowance of up to $190,250.00 ($12.50 per square foot of rentable area contained in the Expansion Space) (the "<u>Expansion Allowance</u>") to be applied to the cost of performing the Expansion Improvements (as said term is defined on <u>Exhibit "D"</u> attached hereto) in accordance with and subject to the terms of said <u>Exhibit "D"</u>.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS FIRST AMENDMENT, LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR

WARRANTY THAT THE EXPANSION SPACE IS SUITABLE FOR TENANT'S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT OF THE EXPANSION SPACE SHALL BE CONCLUSIVE EVIDENCE THAT TENANT:

(i) ACCEPTS THE EXPANSION SPACE, THE BUILDING AND THE EXPANSION IMPROVEMENTS AS SUITABLE FOR THE PURPOSES FOR WHICH THE EXPANSION SPACE WAS LEASED;

(ii) ACCEPTS THE EXPANSION SPACE AND PROJECT AS BEING IN GOOD AND SATISFACTORY CONDITION;

(iii) WAIVES ANY DEFECTS IN THE EXPANSION SPACE AND ITS APPURTENANCES EXISTING NOW OR IN THE FUTURE, EXCEPT THAT TENANT'S TAKING OF POSSESSION SHALL NOT BE DEEMED TO WAIVE LANDLORD'S COMPLETION OF MINOR FINISH WORK ITEMS THAT DO NOT INTERFERE WITH TENANT'S OCCUPANCY OF THE EXPANSION SPACE; AND

(iv) WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

(c) Landlord and Tenant further acknowledge and agree that the Landlord's Construction Allowance and Tenant Improvements set forth and described in *Item 18* of the Basic Lease Provisions and in Exhibit B attached to the Lease, have been completed and satisfied and that such provisions are hereby deleted in their entirety and are of no further force and effect.

6. Parking. Effective on and as of the Expansion Commencement Date, *Item 13* of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced by the following: "Four (4) parking spaces per 1,000 square feet of Rentable Area contained within the Premises, with (i) forty-nine (49) of such allocated spaces being covered, reserved spaces in locations designated by Landlord from time to time, at no additional charge to Tenant throughout the remainder of the Initial Term, and (ii) the remaining allocated spaces being uncovered, unreserved spaces at no additional charge to Tenant throughout the remainder of the Initial Term (See Paragraph 18)."

7. Security Deposit. Landlord and Tenant hereby agree that the Security Deposit, as set forth in *Item 7* of the Basic Lease Provisions of the Lease, is hereby amended and increased to be $57,142.17. Tenant originally delivered to Landlord, with the execution of the Lease, the

sum of $39,385.50 as the original Security Deposit, and Tenant shall, on or before January 1, 2006, deliver to Landlord an additional amount of $17,756.67, which additional amount shall to be added to the amended Security Deposit for a cumulative total of $57,142.17.

8. Effective as of the Effective Date, Landlord's address for notice purposes under the Lease is hereby stipulated to be the following:

"Koll Bren Fund V, L.P.
Project Management Office
c/o PM Realty Group
650 North Sam Houston Parkway East, Suite 228
Houston, Texas 77060

With a copy to:

Koll Bren Schreiber Realty Advisors, Inc.
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attn: Rodney Richerson, Senior Vice President"

9. Brokers. Tenant warrants that it has had no dealings with any broker or agent other than PM Realty Group and Grubb & Ellis Commercial Real Estate Services (collectively, the "Brokers") in connection with the negotiation or execution of this First Amendment, and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent, other than Brokers, with respect to this First Amendment or the transactions evidenced hereby.

10. Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall supersede and control.

11. Counterparts/Facsimile Signatures. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this First Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE FO FIRST AMENDMENT TO OFFICE LEASE
BY AND BETWEEN KOLL BREN FUND V, L.P., AS LANDLORD
AND ENGLOBAL CORPORATE SERVICES, INC., AS TENANT

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to be effective as of the day and year as set forth above.

LANDLORD:

KOLL BREN FUND V, L.P.,
a Delaware limited partnership

By: Koll Bren Schreiber Realty Advisors, Inc., a Delaware corporation, as agent

By: ______________________
Rodney Richerson,
Senior Vice President

Date: 11.3, 2005

TENANT:

ENGLOBAL CORPORATE SERVICES, INC.,
a Texas corporation

By: ______________________
William A. Coskey, CEO

Date: 11/2, 2005

EXHIBIT B

DESCRIPTION OF THE EXPANSION SPACE



PRELIMINARY FLOOR PLAN

EXHIBIT A

DESCRIPTION OF THE EXISTING PREMISES



EXHIBIT C

DESCRIPTION OF PREMISES
(BEING THE EXISTING PREMISES AND THE EXPANSION SPACE COMBINED)





EXHIBIT D

WORK LETTER (ALLOWANCE)

THIS WORK LETTER is attached as Exhibit D to the First Amendment to Office Lease between **KOLL BREN FUND V, L.P.**, a Delaware limited partnership, as Landlord, and **ENGLOBAL CORPORATE SERVICES, INC.**, a Texas corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a) Expansion Improvements. Landlord, at Tenant's sole cost and expense, agrees to furnish or perform those items of construction and those improvements (the "Expansion Improvements") specified in the Final Plans to be agreed to by Landlord and Tenant as set forth in Paragraph (b) below; provided, however, Landlord shall pay for the cost of such Expansion Improvements up to the extent of Expansion Allowance as set forth in Paragraph (e) below.

(b) Space Planner. Landlord has retained a space planner (the "Space Planner") to prepare certain plans, drawings and specifications (the "Temporary Plans") for the construction of Expansion Improvements to be installed in the Expansion Space by a general contractor selected by Landlord pursuant to this Work Letter. Tenant shall deliver to Space Planner within ten (10) days after the execution of this First Amendment all necessary information required by the Space Planner to complete the Temporary Plans. Tenant shall have five (5) business days after its receipt of the proposed Temporary Plans to review the same and notify Landlord in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Temporary Plans. If Tenant fails to give written comments to or approve the Temporary Plans within such five (5) business day period, then Tenant shall be deemed to have approved the Temporary Plans as submitted. Landlord shall have five (5) business days following its receipt of Tenant's comments and objections to redraw the proposed Temporary Plans in compliance with Tenant's request and to resubmit the same for Tenant's final review and approval or comment within five (5) business days of Tenant's receipt of such revised plans. Such process shall be repeated twice and if at such time final approval by Tenant of the proposed Temporary Plans has not been obtained, then Landlord shall complete such Temporary Plans, at Tenant's sole cost and expense, and it shall be deemed that Tenant has approved the Temporary Plans. Once Tenant has approved or has been deemed to have approved the Temporary Plans, then the approved (or deemed approved) Temporary Plans shall be thereafter known as the "Final Plans". The Final Plans shall include the complete and final layout, plans and specifications for the Expansion Space showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Expansion Space beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Expansion Space. The improvements shown in the Final Plans shall (i) utilize Landlord's building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Expansion Space, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances.

(c) Bids. As soon as practicable following the approval of the Final Plans, Landlord shall (i) obtain a written non-binding itemized estimate of the costs of all Expansion Improvements shown in the Final Plans as prepared by a general contractor selected by

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Landlord, and (ii) if required by applicable law, codes or ordinances, submit the Final Plans to the appropriate governmental agency for the issuance of a building permit or other required governmental approvals prerequisite to commencement of construction of such Expansion Improvements ("Permits"). Tenant acknowledges that any cost estimates are prepared by the general contractor and Landlord shall not be liable to Tenant for any inaccuracy in any such estimate. Within five (5) business days after receipt of the written non-binding cost estimate prepared by the general contractor, Tenant shall either (A) give its written approval thereof and authorization to proceed with construction or (B) immediately request the Space Planner to modify or revise the Plans in any manner desired by Tenant to decrease the cost of the Expansion Improvements. If Tenant is silent during such five (5) business day period, then Tenant shall be deemed to have approved such non-binding cost estimate as set forth in Clause (A) above. If the Final Plans are revised pursuant to Clause (B) above, then Landlord shall request that the general contractor provide a revised cost estimate to Tenant based upon the revisions to the Final Plans. Such modifications and revisions shall be subject to Landlord's reasonable approval and shall be in accordance with the standards set forth in Paragraph (b) of this Work Letter. Within ten (10) business days after receipt of the general contractor's original written cost estimate and the description, if any, of any Tenant Delay, Tenant shall give its final approval of the Final Plans to Landlord which shall constitute authorization to commence the construction of the Expansion Improvements in accordance with the Final Plans, as modified or revised. Tenant shall signify its final approval by signing a copy of each sheet or page of the Final Plans and delivering such signed copy to Landlord.

(d) Construction. Landlord shall commence construction of the Expansion Improvements within ten (10) days following the later of (i) the approval of the Final Plans, or (ii) Landlord's receipt of any necessary Permits. Landlord shall diligently pursue completion of construction of the Expansion Improvements and use its commercially reasonable efforts to complete construction of the Expansion Improvements as soon as reasonably practicable. Notwithstanding anything in this First Amendment or in this Work Letter to the contrary, Expansion Allowance, as specified in Paragraph 5 of this First Amendment, shall be used only for the construction of the Expansion Improvements, and if construction of the Expansion Improvements is not completed within six (6) months following the Effective Date of this First Amendment (the "Construction Termination Date"), then Landlord's obligation to provide the Expansion Allowance, as specified in Paragraph 5 of this First Amendment, shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said Expansion Allowance.

(e) Expansion Allowance. Subject to the terms and provisions of this Work Letter, Landlord shall pay the cost of the Expansion Improvements ("Work") up to the amount of the Expansion Allowance. If the amount of the lowest qualified bid to perform the Work exceeds the Expansion Allowance, Tenant shall bear the cost of such excess and shall pay the estimated cost of such excess to Landlord prior to commencement of construction of such Expansion Improvements and a final adjusting payment based upon the actual costs of the Expansion Improvements shall be made when the Expansion Improvements are completed. If the cost of the Work is less than such amount, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Work and Expansion Allowance. All remaining amounts due to Landlord shall be paid upon the earlier of Substantial Completion of the

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Expansion Improvements or presentation of a written statement of the sums due, which statement may be an estimate of the cost of any component of the Work. The cost of the permits, working drawings, hard construction costs, mechanical and electrical planning, fees, permits, general contract overhead, and a coordination fee payable to Landlord equal to five percent (5%) of the actual costs of construction and such costs or permits, fees, planning and contractor overhead shall be payable out of the Expansion Allowance and shall be included in the cost of the Work. The cost of the Work shall not include any other fees payable to Landlord.

(f) Change Order. If Tenant shall desire any changes to the Final Plans, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Expansion Improvements which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order. In no event shall Landlord be obligated to perform any Expansion Improvements which would extend the construction period past the Construction Termination Date, unless such extension was mutually agreed to in writing by Landlord and Tenant prior to the commencement of said construction. If Landlord approves Tenant's requested change, addition, or alteration, the Space Planner, at Tenant's sole cost and expense, shall complete all working drawings necessary to show the change, addition or alteration being requested by Tenant.

(g) Substantial Completion. "Substantial Completion" of construction of the Expansion Improvements shall be defined as the date upon which the Space Planner or other consultant engaged by Landlord determines that the Expansion Improvements have been substantially completed in accordance with the Final Plans except for Punch List items (defined below), unless the completion of such improvements was delayed due to any Tenant Delay (defined below), in which case the date of Substantial Completion shall be the date such improvements would have been completed, but for the Tenant Delays. The term "Punch List" items shall mean items that constitute minor defects or adjustments which can be completed after occupancy without causing any material interference with Tenant's use of the Expansion Space. After the completion of the Expansion Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Expansion Space. The term "Tenant Delay" shall include, without limitation, any delay in the completion of construction of Expansion Improvements resulting from (i) Tenant's failure to comply with the provisions of this Work Letter, (ii) any additional time as reasonably determined by Landlord required for ordering, receiving, fabricating and/or installing items or materials or other components of the construction of Expansion Improvements, including, without limitation, mill work, (iii) delay in work caused by submission by Tenant of a request for any change order (defined below) following Tenant's approval of the Final Plans, or for the implementation of any change order, or (iv) any delay by Tenant in timely submitting comments or approvals to the Temporary Plans or Final Plans. The failure of Tenant to take possession of or to occupy the Expansion Space shall not serve to relieve Tenant of obligations arising on the Expansion Commencement Date or delay the payment of Rent by Tenant.

(h) Excess Allowance. Notwithstanding anything herein to the contrary, if the total amount of the Expansion Allowance exceeds the total cost of the Work (such excess being herein

referred to as the "Excess Allowance"), then Landlord agrees that, upon Tenant's written request and subject to the further terms of this Paragraph (h), Tenant shall have the right to have up to, but not to exceed, the lesser of (i) the Excess, or (ii) Ninety-Five Thousand One Hundred Twenty-Five and 00/100 Dollars ($95,125.00), credited towards the monthly installment(s) of Basic Annual Rent becoming due hereunder and/or disbursed to Tenant as a reimbursement of Tenant's exterior signage, relocation, and/or the cabling/networking expenses paid by Tenant to third parties in connection with Tenant's move to the Premises (it being understood and agreed that in no event shall the total, aggregate amount that Tenant may be entitled to have credited and/or reimbursed exceed the lesser of (a) the Excess, or (b) Ninety-Five Thousand One Hundred Twenty-Five and 00/100 Dollars ($95,125.00)). In the event Tenant desires any such credit and/or reimbursement, Tenant shall notify Landlord of the amounts that Tenant wants credited and/or reimbursed (and, if reimbursed, Tenant shall include actual copies of paid invoices reflecting amounts Tenant desires to have reimbursed) within sixty (60) days following the Expansion Commencement Date, and, notwithstanding anything herein to the contrary, if Tenant fails to so notify Landlord in writing of such amounts Tenant desires to have credited and/or reimbursed within said sixty (60) day period, Tenant shall not be entitled to any such credit and/or reimbursement and all such Excess Expansion Allowance shall belong to Landlord and Tenant shall have no rights thereto.

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